Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations:
Anne Bork
(248) 447-5914

Media:
Andrea Puchalsky
(248) 447-1651

Lear Posts Record First Quarter Net Sales of $4.5 Billion

     Southfield, Mich., April 26, 2004 — Lear Corporation [NYSE: LEA], the world’s largest automotive interior systems supplier, today reported financial results for the first quarter of 2004 and updated 2004 guidance.

First Quarter Highlights:

•	Record net sales of $4.5 billion, up 15% from a year ago

•	Net income of $1.30 per share, up 29% from a year ago

•	Announced agreement to acquire Grote & Hartmann, a manufacturer of electrical components based in Germany

•	Received Global Value Achievement Award from Toyota

•	Ranked as America’s Most Admired Company in the Motor Vehicle Parts sector by FORTUNE Magazine

     For the first quarter of 2004, Lear posted record net sales of $4.5 billion and net income of $91.4 million, or $1.30 per share. These results compare to net sales of $3.9 billion and net income of $67.9 million, or $1.01 per share, for the first quarter of 2003.

     Net sales rose $593 million, or 15%, from the prior year’s first quarter. The net sales increase reflects primarily the impact of currency exchange and the addition of new business globally.

     Net income per share of $1.30 in the quarter was a 29% improvement compared with a year earlier, reflecting the impact of higher sales, operating efficiencies and lower interest expense, offset in part by customer price reductions and facility consolidation costs. Additional facility consolidation costs of about $0.10 per share expected to be incurred in the first quarter are now included in the second quarter outlook.

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     “Despite challenging industry and economic conditions, we continued to meet aggressive customer requirements and post solid financial results,” said Bob Rossiter, Lear Chairman and Chief Executive Officer. “We intend to maintain our positive momentum by staying focused on what we can control — quality, customer service, cost and delivery.”

     Free cash flow was $49.9 million for the first quarter of 2004. (Net cash provided by operating activities was $56.8 million. A reconciliation of free cash flow to net cash provided by operating activities is provided in the supplemental data page.)

     During the first quarter, Lear was recognized by Toyota Motor Corporation for global value achievement in 2003. In addition, FORTUNE Magazine recognized Lear as America’s Most Admired Company in the Motor Vehicle Parts sector, with a #1 ranking for each attribute of reputation in the 2004 survey. In the most recent FORTUNE 500 ranking of publicly-traded U.S. companies by sales, Lear moved up to #129 and remains one of the fastest-growing companies in America based on ten-year revenue growth.

Second Quarter and Full Year 2004 Outlook

     For the second quarter of 2004, net sales are expected to be up about 5% from a year ago, to approximately $4.3 billion. This reflects the assumed impact of currency exchange and the addition of new business globally. Net income per share is expected to be in the range of $1.55 to $1.65.

     For the full year, net sales are now expected to be approximately $16.6 billion, compared with $15.7 billion in 2003. The increase primarily reflects the addition of new business globally and the estimated impact of the Grote & Hartmann acquisition (closing planned by June 30, 2004). The impact of unfavorable platform and production mix is expected to be largely offset by favorable currency exchange.

     Lear’s 2004 industry production planning assumptions remain unchanged at 16.0 million units for North America and 18.2 million units for Europe (16.0 million for Western Europe). Given this industry outlook and a forecasted tax rate of approximately 28%, net income is expected to be in the range of $5.85 to $6.25 per share. Full year capital spending is forecasted to be approximately $350 million, including estimated second half spending at Grote & Hartmann and accelerated spending for major new programs. Depreciation is expected to be about $375 million. Free cash flow continues to be forecasted in the $300 million to $350 million range. Interest expense is expected to be about $170 million.

     Lear will webcast its first quarter earnings conference call through the Investor Relations link at www.lear.com at 9:00 a.m. EDT on April 26, 2004. In addition, the conference call can be accessed by dialing 1-800-789-4751 (domestic) or 1-706-679-3323 (international). The audio replay will be available two hours following the call at 1-800-642-1687 (domestic) or 1-706-645-9291 (international) and will be available until May 7, 2004 with a Conference I.D. of 4254593.

     Lear Corporation, a FORTUNE 500 company headquartered in Southfield, Michigan, USA, focuses on integrating complete automotive interiors, including seat systems, interior trim and electrical systems. With annual net sales of $15.75 billion in 2003, Lear is the world’s largest automotive interior systems supplier. The Company’s world-class products are designed, engineered and manufactured by more than 110,000 employees. At December 31, 2003, Lear had 289 facilities located in 34 countries. Further information about Lear and its products is available on the Internet at www.lear.com.

Use of Non-GAAP Financial Information

     In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included throughout this news release, the Company has provided information regarding “free cash flow” (a non-GAAP financial measure). Free cash flow represents net cash provided by operating activities before the net change in sold accounts receivable, less capital expenditures. The Company believes it is appropriate to exclude the net change in sold accounts receivable in the calculation of free cash flow since the sale of receivables may be viewed as a substitute for borrowing activity.

     Management believes that free cash flow is useful to both management and investors in their analysis of the Company’s ability to service and repay its debt. Further, management uses free cash flow for planning and forecasting in future periods.

     Free cash flow should not be considered in isolation or as a substitute for net income, net cash provided by operating activities or other cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity. In addition, the calculation of free cash flow does not reflect cash used to service debt and thus, does not reflect funds available for investment or other discretionary uses. Also, free cash flow, as determined and presented by the Company, may not be comparable to related or similarly titled measures reported by other companies.

     For a reconciliation of free cash flow to net cash provided by operating activities, see the supplemental data page which, together with this press release, has been posted on the Company’s website through the Investor Relations link at www.lear.com.

Forward-Looking Statements

     This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated financial results. Actual results may differ materially from anticipated results as a result of certain risks and uncertainties, including but not limited to general economic conditions in the markets in which the Company operates, including changes in interest rates and fuel prices, fluctuations in the production of vehicles for which the Company is a supplier, labor disputes involving the Company or its significant customers or that otherwise affect the Company, the Company’s ability to achieve cost reductions that offset or exceed customer-mandated selling price reductions, the impact and timing of program launch costs, costs associated with facility closures or similar actions, increases in warranty costs, risks associated with conducting business in foreign countries, fluctuations in foreign exchange rates, adverse changes in economic conditions or political instability in the jurisdictions in which the Company operates, competitive conditions impacting the Company’s key customers, raw material cost and availability, the outcome of legal or regulatory proceedings, unanticipated changes in free cash flow and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.

     Statements regarding the anticipated timing and impact of the Grote & Hartmann acquisition are also included. Actual events or results may differ materially from anticipated events or results as a result of certain risks and uncertainties, including, but not limited to, whether or not the conditions to the completion of the transaction are satisfied, the possibility that the transaction will not close, the timing of the closing of the transaction and Lear’s ability to successfully integrate Grote & Hartmann’s operations.

     In addition, the full year per share earnings guidance is based on assumed 71.0 million shares outstanding and does not reflect the potential dilutive impact of the convertible senior notes. The forward-looking statements in this news release are made as of the date hereof, and the Company does not assume any obligation to update them.

Lear Corporation and Subsidiaries
Consolidated Statements of Income

(Unaudited; in millions, except per share amounts)

	Three Months Ended
	April 3,	March 29,
	2004	2003
Net sales	$4,492.1	$3,898.7
Cost of sales	4,145.2	3,590.1
Selling, general and administrative expenses	167.7	146.7
Interest expense	39.1	52.4
Other expense, net	14.1	12.5

Income before income taxes	126.0	97.0
Income taxes	34.6	29.1

Net income	$91.4	$67.9

Basic net income per share	$1.34	$1.03

Diluted net income per share	$1.30	$1.01

Weighted average number of shares outstanding — basic	68.4	65.8

Weighted average number of shares outstanding — diluted	70.6	67.4

Lear Corporation and Subsidiaries
Consolidated Balance Sheets

(In millions)

	April 3,	December 31,
	2004	2003
	(Unaudited)	(Audited)
ASSETS
Current:
Cash and cash equivalents	$146.7	$169.3
Accounts receivable	2,630.3	2,200.3
Inventories	548.2	550.2
Recoverable customer engineering and tooling	178.8	169.0
Other	281.6	286.6

	3,785.6	3,375.4

Long-Term:
PP&E, net	1,779.9	1,817.8
Goodwill, net	2,927.6	2,940.1
Other	434.8	437.7

	5,142.3	5,195.6

Total Assets	$8,927.9	$8,571.0

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current:
Short-term borrowings	$9.4	$17.1
Accounts payable and drafts	2,611.5	2,444.1
Accrued liabilities	1,214.8	1,116.9
Current portion of long-term debt	3.4	4.0

	3,839.1	3,582.1

Long-Term:
Long-term debt	2,049.8	2,057.2
Other	698.7	674.2

	2,748.5	2,731.4

Stockholders’ Equity	2,340.3	2,257.5

Total Liabilities and Stockholders’ Equity	$8,927.9	$8,571.0

Lear Corporation and Subsidiaries
Supplemental Data

(Unaudited; in millions, except content per vehicle data)

	Three Months Ended
	April 3,	March 29,
	2004	2003
Net Sales
North America	$2,506.1	$2,438.1
Europe	1,756.6	1,331.3
Rest of World	229.4	129.3

Total	$4,492.1	$3,898.7

Content Per Vehicle *
North America	$589	$596
Total Europe	$357	$289
Western Europe	$380	$298

Free Cash Flow **
Net cash provided by operating activities	$56.8	$96.6
Net change in sold accounts receivable	70.4	53.4

Net cash provided by operating activities before net change in sold accounts receivable	127.2	150.0
Capital expenditures	(77.3)	(70.3)

Free cash flow	$49.9	$79.7

Depreciation	$83.1	$74.4

*	Content Per Vehicle for 2003 has been updated to reflect actual production levels.

**	See “Use of Non-GAAP Financial Information” included in this news release.